EXHIBIT 99.2






Contact:  Josef W. Rokus, Vice President - 508-347-4347


                     GALILEO CORP. ANNOUNCES APPOINTMENT OF
                             GERHARD R. ANDLINGER AS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER


Sturbridge,  MA, July 6, 1999 -- Galileo  Corporation  (NASDAQ  National Market:
GAEO) today announced that Gerhard R. Andlinger, Chairman of the Board of the Company, has assumed the additional titles of President and Chief Executive Officer, succeeding W. Kip Speyer who has resigned from those positions and as a Director of the Company.

John D. Barlow, 48, most recently President of Ethox Corp., Buffalo, NY, a business affiliated with Andlinger & Company, has been named President and Chief Executive Officer of Galileo's Leisegang Medical, Inc. subsidiary, succeeding Mr. Speyer who resigned from those positions as well. Ethox Corp., with approximately $20 million in annual sales, is engaged in the manufacture of plastic disposable medical devices and provides ethylene oxide sterilization and microbiological/chemistry laboratory testing services. Mr. Barlow has more than twenty years experience in the pharmaceutical and medical device manufacturing and distribution industries and is a seasoned operating executive. He is a graduate of the University of Michigan and holds an MBA from Eastern Michigan University.

Gerhard R. Andlinger, Chairman of Galileo since January, 1999 when an affiliate of his closely held investment and management firm, Andlinger & Company, Inc., invested in 2 million shares of Galileo Corporation with options to acquire an additional 2 million shares, has an extensive background in telecommunications, both in operating and equipment manufacturing companies, having served as an Executive Vice President of ITT Corporation, and President of its ITT Europe subsidiary. Mr. Andlinger is a graduate of Princeton University and the Harvard Business School. He is recognized as an accomplished turnaround manager and has previously managed and taken public Esterline Technologies Corp. and Anitec Image Technology Corp.

Mr. Andlinger commented: "With the addition of an executive of John Barlow's background and experience with our operating policies and standards of performance to Galileo's female health care business; the recently announced recruitment of Ralf Faber (See press release dated June 21, 1999) as President and CEO of Galileo's Optical Filter Corporation subsidiary; and the earlier addition of Thomas J. Mathews as Vice President, Finance and CFO, Galileo Corporation (See press release dated February 24, 1999), we have achieved our first priority: namely, the building of an experienced, hard hitting and cohesive top management team which can propel Galileo into its well defined future."

"Our second priority, strengthening Galileo's balance sheet and liquidity which was initially addressed with our January equity investment, was further realized with last weeks' announcement (See press release dated July 1, 1999) of the sale of nonstrategic assets in the amount of $8.5 million, the proceeds from which have reduced the Company's debt to approximately $1.1 million. Our materially strengthened financial position should enable us to continue making major research and capital commitments in the rapidly growing area of Dense Wavelength Division Multiplex (DWDM) filters for the telecommunications industry."

This  press  release  includes  forward-looking   statements  concerning  growth
opportunities for the company and other aspects of future operations. These forward-looking statements are based on certain underlying assumptions and expectations of management. As such, these forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from the forward-looking statements included in this press release. For additional information on those factors which could affect actual results, please refer to the Company's Form 10-K for the fiscal year ended September 30, 1998.